Cohu Reports Second Quarter 2006 Operating Results

POWAY, Calif., July 20, 2006 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales from continuing operations were $61.9 million for the second quarter ended June 24, 2006 compared to $49.7 million for the second quarter ended June 25, 2005 and $56.8 million for the first quarter ended March 25, 2006. Net income for the second quarter was $4.7 million, or $0.21 per share compared to $5.6 million or $0.25 per share in 2005. Income from continuing operations for the second quarter of 2006 was $5.2 million or $0.23 per share compared to $5.6 million or $0.25 per share for the second quarter of 2005 and $3.6 million or $0.16 per share for the first quarter of 2006. Net income for the second quarter of 2006 benefited from a gain on the sale of our Littleton facility of approximately $3.0 million, offset by $0.7 million of stock compensation expense.

Net sales from continuing operations for the first six months of 2006 were $118.7 million with income from continuing operations of $8.8 million or $0.38 per share compared to net sales from continuing operations of $92.1 million with income from continuing operations of $12.1 million or $0.55 per share for the first six months of 2005. Net income for the first six months of 2006 was $8.1 million or $0.36 per share compared to $12.1 million or $0.55 per share for 2005. The tax benefit for the six months ended June 25, 2005 includes approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005 and a reduction in the valuation allowance on deferred tax assets of approximately $1.7 million in June 2005. Stock compensation expense for the six months ended June 24, 2006 was $1.5 million.

In May, 2006, Cohu completed the sale of its metal detection equipment segment, Fisher Research Laboratory (FRL). The disposition resulted in a loss of approximately $0.8 million ($0.5 million net of tax) that was recorded in the second quarter of 2006. As a result of the disposition, the operating results of FRL have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.

Sales of semiconductor test handling equipment accounted for 88.5% of total second quarter 2006 sales from continuing operations. Sales of television cameras and related equipment were 7.5% of sales and microwave communications equipment contributed 4.0% of sales for the same period.

Cohu consolidated orders from continuing operations for the second quarter of 2006 were $63.4 million compared to $75.0 million for the first quarter of 2006. Orders in the first quarter of 2006 included $14.5 million of orders from the Unisys asset acquisition completed in March 2006. Excluding the acquired Unisys backlog, second quarter 2006 orders for semiconductor equipment increased from $53.5 million in the first quarter of 2006 to $54.4 million in the second quarter of 2006. Backlog from continuing operations was a record $102.8 million at June 24, 2006 compared to $101.3 million at March 25, 2006. Cohu expects third quarter 2006 sales to be between $55 million and $60 million. These sales exclude (i) up to $15 million in revenue for new burn-in products acquired in our March 2006 acquisition from Unisys that may be recognized in the third quarter upon customer acceptance and (ii) our $8.9 million contract with the United Arab Emirates for microwave communications equipment that has been deferred and will be recognized upon customer acceptance.

James A. Donahue, President and Chief Executive Officer, stated, “Operating results for the second quarter were generally as we expected. Customer support costs declined from the first quarter however gross margin was lower as a result of changes in product mix. R&D expense increased in the quarter largely as a result of the Unisys acquisition.”

Donahue concluded, “Despite industry-wide uncertainty concerning near-term prospects for back-end semiconductor equipment, we were very pleased that, excluding the impact of the acquired Unisys backlog, orders for our semiconductor equipment increased for the second consecutive quarter. We are making excellent progress on important new product development programs for the test handler and burn-in markets that should further strengthen our competitive position and broaden our revenue base.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on November 3, 2006 to shareholders of record on September 8, 2006. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release including statements concerning Cohu’s expectations of 2006 operations and performance are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; the concentration of our revenues from a limited number of customers; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, July 20, 2006 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three Months Ended (1)		Six Months Ended (1)
	June 24,	June 25,	June 24,	June 25,
	2006	2005	2006	2005

Net sales	$61,942	$49,679	$118,712	$92,142

Cost and expenses:
Cost of sales	40,197	30,232	76,732	55,551
Research and development	9,689	6,950	17,283	13,458
Selling, general and administrative	8,731	7,873	17,286	14,594
Gain on sale of facilities	(2,963)	—	(2,963)	—

	55,654	45,055	108,338	83,603

Income from operations	6,288	4,624	10,374	8,539
Interest income	1,657	890	3,043	1,580

Income from continuing operations before income taxes	7,945	5,514	13,417	10,119
Income tax provision (benefit) (2)	2,753	(92)	4,640	(2,001)

Income from continuing operations	5,192	5,606	8,777	12,120

Discontinued operations:
Income (loss) from discontinued operations before income taxes (3)	(726)	(23)	(975)	3
Income tax provision (benefit)	(254)	(8)	(341)	1

Income (loss) from discontinued operations	(472)	(15)	(634)	2

Net Income	$4,720	$5,591	$8,143	$12,122

Income per share:

Basic:
Income from continuing operations	$0.23	$0.26	$0.39	$0.56
Income (loss) from discontinued operations	(0.02)	0.00	(0.03)	0.00

Net Income	$0.21	$0.26	$0.36	$0.56

Diluted:
Income from continuing operations	$0.23	$0.25	$0.38	$0.55
Income (loss) from discontinued operations	(0.02)	0.00	(0.02)	0.00

Net Income	$0.21	$0.25	$0.36	$0.55

Weighted average shares used in computing income (loss) per share:
Basic	22,581	21,704	22,541	21,669
Diluted	22,845	22,204	22,935	22,156

(1)	The three- and six-month periods ended June 24, 2006 and June 25, 2005 each contain 13 weeks and 25 weeks, respectively. Total share-based compensation recorded in the three-month period ended June 24, 2006 under FAS 123R was approximately $695,000 and is included in cost of sales ($76,000); research and development ($195,000); and selling, general and administrative expense ($424,000). Total share-based compensation recorded in the six-month period ended June 24, 2006 was approximately $1,500,000 and is included in cost of sales ($166,000); research and development ($422,000); and selling, general and administrative expense ($912,000). No share-based compensation expense was recorded in the three- or six-month periods ended June 25, 2005.

(2)	The tax benefit for the six months ended June 25, 2005 includes (a) approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005 and (b) a reduction in the valuation allowance on deferred tax assets of approximately $1.7 million in June 2005.

(3)	Includes a loss on disposition of approximately $800,000.

Cohu, Inc.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	June 24,	December 31,
	2006	2005
-
Assets:
Current assets:
Cash and investments	$138,843	$138,745
Accounts receivable	53,882	46,324
Inventories	52,395	42,429
Deferred taxes and other	26,296	25,615
Current assets of discontinued operations	—	3,504

Total current assets	271,416	256,617
Property, plant & equipment, net	30,273	30,887
Goodwill	12,898	9,597
Other assets	10,284	8,983
Noncurrent assets of discontinued operations	487	893

Total assets	$325,358	$306,977

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$17,426	$13,816
Other current liabilities	40,452	35,972
Current liabilities of discontinued operations	250	534

Total current liabilities	58,128	50,322
Deferred taxes and other noncurrent liabilities	6,089	6,530
Stockholders’ equity	261,141	250,125

Total liabilities & stockholders’ equity	$325,358	$306,977

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106